Exhibit 99.1

David Kline to Depart as Chief Technology Officer of News Corp

Kline’s departure follows a successful five-year tenure that fostered innovation across the company’s global technology operations

New York, NY (March 25, 2025) - News Corp (NASDAQ: NWS, NWSA; ASX: NWS; NWSLV) announced today that David Kline, the company’s Chief Technology Officer, will resign from his role to accept a position outside the organization. He will remain with News Corp through June 30, 2025, and a search is beginning for his successor.

Since joining News Corp in January 2020, Mr. Kline’s leadership has been instrumental in advancing the organization’s technology operations across enterprise systems, product offerings and solution delivery. From the challenges of the pandemic era to the advent of Generative AI, his strategic vision and agile approach enabled teams across News Corp’s global technology organization to develop at pace, foster meaningful partnerships with technology platforms and drive efficiencies across the businesses.

“At a time of profound transformation, Dave’s drive and leadership have been crucial to our success as other media companies have floundered and foundered. His contribution to our company will resonate for many years to come, both in his enduring positive influence and through the strong and talented tech team that he has assembled,” said Robert Thomson, News Corp’s Chief Executive. “I will miss Dave, personally and professionally, and certainly wish him all the very best as he continues life’s magical journey.”

“After more than five incredibly productive and exciting years as CTO of News Corp, I am resigning with mixed emotions. It’s been a remarkable journey, and while it’s bittersweet to step away, I do so knowing that the technology organization is stronger than ever—with a high-performing, forward-looking team firmly in place. I’m deeply grateful to Rupert, Lachlan, Robert and the entire News Corp leadership team for their trust, partnership and support throughout this chapter,” said Mr. Kline.

About News Corp
News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: information services and news, digital real estate services and book publishing. Headquartered in New York, News Corp operates primarily in the United States, Australia and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: http://www.newscorp.com.

Contacts

News Corp Corporate Communications
Arthur Bochner
646-422-9671
abochner@newscorp.com

News Corp Investor Relations
Michael Florin
212-416-3363
mflorin@newscorp.com

Anthony Rudolf
212-416-3040
arudolf@newscorp.com